Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this the 24th day of February, 2006, by and between [i] KENTUCKY BIOPROCESSING, lNC., a Kentucky limited liability company (“Buyer”), and [ii] collectively, each of LARGE SCALE BIOLOGY CORPORATION, a Delaware corporation and debtor-in-possession and LARGE SCALE BIOPROCESSING, lNC.,a Delaware corporation and debtor-in-possession (collectively, “Seller”). Buyer and Seller are each a “Party” and collectively, the “Parties.”

Recitals

Seller [i] is the owner of the Real Property, as defined below, [ii] owns and operates the Facility, as defined below, on such Real Property, and [iii] owns the Equipment and the Intellectual Property, both as defined below. The Acquired Assets, as defined below, are used or useful in the conduct of Seller’s Business.

Seller filed a voluntary petition (the “Petition”) for reorganization relief pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of California (the “Bankruptcy Court”) on January 9, 2006 (the “Filing Date”) under Case Nos. 06-20046 and 06-20047 (collectively, the “Bankruptcy Case”). Seller has operated the Business in the ordinary and usual course as a debtor-in-possession (as defined in § 1101 of the Bankruptcy Code) as authorized by §§ 1107 and 1108 of the Bankruptcy Code since the Filing Date.

Pursuant to § 363 of the Bankruptcy Code and the Order of the Bankruptcy Court approving this sale, Seller is selling the Acquired Assets free and clear of all Liens, except as expressly provided herein.

1.	DEFINITIONS.

1.1.    “Acquired Assets” means all of the assets used or useful at the Facility and in the operation of the Business as was conducted by Seller on a pre-Petition basis, including, without limitation:

[A]	the Real Property;

[B]	the Equipment;

[C]   all of Seller’s other tangible personal property located at the Facility or on the Real Property (including, without limitation, the master seed stock for Nicotiana benthamiana and Nicotiana excelsiana ), except the Excluded Assets;

[D]   the Intellectual Property Rights, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

[E]   franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, to the extent transferable under applicable Legal Requirements;

[F]   any and all supplier lists, product service records, equipment and parts lists, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, engineering drawings, procedures and similar items of Seller relating specifically to the Acquired Assets, including customer lists, and other customer correspondence relating to the Business, any environmental compliance and regulatory information, all regulatory filings and other books and records provided or utilized by Seller in connection with the operation of the Business; including files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, to the extent available to Seller;

[G]   any employee records relating to those individuals Buyer intends to employ as of the Closing;

[H]   any and all prepaid expenses and customer advances or deposits relating to the Business;

[I]    Seller’s Owensboro telephone and telecopy numbers;

[J]    all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets prior to the Closing; and

1.2.          “Advances” has the meaning set forth in Section 2.4.[A].

1.3.          "Affiliate" of a Person means a Person, directly or indirectly, controlling, controlled by or under common control with the first Person by or through the possession, directly or indirectly, or the exercise of the power to direct or cause the direction of the management policies of a Person, including by the direct or beneficial ownership of voting securities or voting rights, contract or otherwise.

1.4.          “Avoidance Actions” means any claim or cause of action created upon the filing of the Bankruptcy Case for the avoidance of any pre-petition transfer of Property of the Estate or the Debtor pursuant to 11 U.S.C. §§ 544, 547, 548, 550, and 551.

1.5.	“Bankruptcy Case” has the meaning set forth in the recitals above.

1.6.	“Bankruptcy Code” has the meaning set forth in the recitals above.

1.7.	“Bankruptcy Court” has the meaning set forth in the recitals above.

1.8.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure 1001-9036, and all rules adopted by the Bankruptcy Court, including, without limitation, any local rules.

1.9.          “Business” means the business of contract manufacturing of plant made proteins for third parties not affiliated with Seller that was conducted or engaged in by Seller at the Facility and on the Real Property on a pre-Petition basis.

1.10.        “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States or the Commonwealth of Kentucky.

1.11.         “Buyer- Indemnified Parties” has the meaning set forth in Section 10.1.

1.12.        “Claims” means any action, cause of action, demand, claim, Proceeding or investigation.

1.13.	“Closing” has the meaning set forth in Section 2.5 below.

1.14.	“Closing Date” has the meaning set forth in Section 2.5 below.

1.15.	“Code” means the Internal Revenue Code of 1986, as amended.

1.16.        “Disclosure Letter” shall mean that certain Disclosure Letter delivered to Buyer by the Seller simultaneously with the execution of this Agreement the purpose of which is to disclose certain matters related to this Agreement.

1.17.        “Environmental, Health and Safety Requirements” means all Legal Requirements concerning health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, management, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, cleanup, response to or remediation of any hazardous materials, hazardous substances, hazardous waste, solid waste, petroleum or petroleum products, pollutant, contaminant or other regulated material or substance.

1.18.        “Environmental, Health and Safety Liabilities” means any cost, claims, damages, expense, liability, obligation or other responsibility arising from under any Environmental, Health and Safety Requirements or any Environmental Laws.

1.19.        “Environmental Laws” has the meaning set forth in Section 3.19 below.

1.20.        “Equipment” means those certain fixtures, machinery and equipment located at or in the Facility or on the Real Property, as more particularly described in Exhibit 1.20.

1.21.        “Estate” means the estate created by the filing of the Bankruptcy Case on the Filing Date, pursuant to 11 U.S.C. § 541.

1.22.        “Excluded Assets” means those assets listed on Schedule 1.1(c) attached hereto.

1.23.        “Facility” means, collectively, the manufacturing facility of approximately 30,000 square feet, a greenhouse complex of approximately 22,000 square feet and agricultural lands used or useful in the Business, all located on the Real Property.

1.24.        “Filing Date” has the meaning set forth in the recitals above.

1.25.        “GAAP” means United States generally accepted accounting principles as in effect from time to time.

1.26.        “Governmental Entity” means any federal, state, municipal or local court, legislature, governmental agency, commission or regulatory authority or instrumentality.

1.27.        “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

1.28.        “Intellectual Property Rights” means the intellectual property rights granted in and more particularly described in the licenses annexed hereto as Exhibit 2.6.

1.29.        “Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

[A]          such individual is actually aware of such fact or other matter; or

[B]           a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

Seller will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is currently serving as a director, officer, partner, executor, or trustee of Seller (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

1.30.       “Legal Requirements” shall mean any international, foreign, federal, state, local, municipal, administrative or other constitution, law, ordinance, common law, regulations, statute, treaty or Governmental Entity order, decree, ruling, charge or other restriction.

1.31.        “Liens” means any claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, covenant, restriction, reservation, agreement of record or other encumbrance.

1.32.	“LOI” has the meaning set forth in Section 2.4.[A].

1.33.        “Order” means an order in form and substance acceptable to Buyer entered by the Bankruptcy Court in the Bankruptcy Case which approves this Agreement.

1.34.        “Party” and “Parties” have the meaning set forth in the preface above.

1.35.       “Permits” shall mean any and all licenses, franchises, permits, certificates, consents or other authorization or approval granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

1.36.        “Permitted Encumbrance” means: i) Liens for real estate Taxes that are not yet due or payable; ii) any laws, regulations or ordinances (including zoning) adopted or imposed by a Governmental Entity; iii) all easements, rights of way, covenants and restrictions, in each case of record; and [D] as to any lease, any Lien encumbering, attaching to or otherwise affecting solely the interest of the lessor thereunder and not the interest of the lessee thereunder; provided that the lien holder (except under [A] above) has executed a non-disturbance agreement in favor of Seller or Buyer.

1.37.        “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, other entity or a Governmental Entity (or any department, agency, or political subdivision thereof).

1.38.	“Petition” has the meaning set forth in the recitals above.

1.39.	“Post-Petition Loan” has the meaning set forth in Section 8.3.[A].

1.40.        “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

1.41.        “Property of the Estate” has the meaning assigned to it under 11 U.S.C. § 541.

1.42.        “Purchase Price” has the meaning set forth in Section 2.2 below.

1.43.    “Real Property” means the real property commonly known as 3700 AirPark Drive, Owensboro, Kentucky 42301 and more particularly described on Exhibit 1.43 attached hereto, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

1.44.        “Seller” has the meaning set forth in the preface above.

1.45.        “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, intangible property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other government tax or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.46.        “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.47.        “Threatened” shall mean with respect to a claim, Proceeding, dispute, or other matter that a demand or statement has been made (orally or in writing) or notice has been given (orally or in writing), or another event has occurred or other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

1.48.        “Transaction Documents” shall mean this Agreement, the License Agreements, the general warranty deed to be delivered by Seller at Closing, and all other agreements, certificates, bills of sale and other documents to be executed and delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

1.49.        “Transfer Taxes” shall have the meaning specified in Section 6.5 below.

2.	BASIC TRANSACTION.

2.1.          Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

2.2.          Purchase Price. Buyer agrees to pay to Seller an amount equal to Six Million Four Hundred Thousand Dollars ($6,400,000) (the “Purchase Price”), adjusted as contemplated by Section 2.4. The Purchase Price shall be delivered at Closing via wire transfer of immediately available funds from Buyer to Seller.

2.3.          Deposit. Within the later of seven (7) days after execution and delivery of this Agreement or [four (4)] court days prior to the sale hearing in the Bankruptcy Court, the Buyer shall pay to the Seller by wire transfer of immediately available funds to the Sweeney Lev Attorney Trust Account an initial deposit in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00), less the amount of any Advances made by Buyer pursuant to Section 2.5 [A] hereof (“Initial Deposit”). Within twenty-four (24) hours after Bankruptcy Court approval of Buyer as the winning bidder, Buyer shall pay to the Seller by wire transfer of immediately available funds to the Sweeney Lev Attorney Trust Account an additional deposit equal to Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Second Deposit”) (collectively the Initial Deposit and the Second Deposit are referred to as the “Deposit”). The Parties agree that the Deposit (and Advances adjusted as provided in Section 8.3 [A]) shall be refunded to the Buyer if this Agreement is terminated pursuant to Section 8.1 or 8.2; otherwise the Deposit shall be nonrefundable. At the Closing, the Deposit shall be applied toward payment of the Purchase Price and the remaining Purchase Price shall be payable at the Closing in the manner provided in Sections 2.3 and 2.5.

2.4.          Closing Adjustments. The Purchase Price shall be adjusted at the Closing as follows:

[A]           The Purchase Price shall be reduced by the amount equal to the sum of all advance payments made by Buyer to the Sweeney Lev Attorney Trust Account (each an “Advance” and collectively, the “Advances”) pursuant to Section 2 of that certain Letter of Intent between Buyer and Seller, dated January 13, 2006 (the “LOI”) and approved by the Bankruptcy Court on January 20, 2006.

[B]           If Buyer assumes any of Seller’s payment or expense reimbursement obligations under that certain Loan Agreement by and between Seller and Kentucky Technology Inc., a Kentucky corporation, dated December 17, 2004, then the Purchase Price will be lowered by the payment or expense reimbursement amount assumed by Buyer.

[C]           The Purchase Price shall be adjusted for real estate taxes and assessments, which shall be pro rated as of the Closing Date on the basis of the latest available rates and valuations furnished for the Real Property by the taxing authorities. Further, all water, sewer and other utility bills that are required by the utility operators to be paid current in order to allow Buyer to open an account in Buyer’s name for such utility shall be pro rated as of the Closing Date.

2.5.          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wyatt, Tarrant & Combs, LLP, 500 West Jefferson Street, Louisville, Kentucky 40202, as soon as reasonably possible after the Bankruptcy Court approves of Buyer as the winning bidder and not more than five (5) days after such date (the “Closing Date”), provided, however, that the Closing Date shall be no later than April 10, 2006.

2.6.         Deliveries at the Closing. At the Closing, iv) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below; v) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.2 below; vi) Seller will execute, acknowledge (if appropriate), and deliver to Buyer such instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request (including, without limitation, a general warranty deed transferring the Real Property); vii) Buyer will execute, acknowledge (if appropriate), and deliver to Seller an assumption and such other instruments of assumption as Seller and its counsel reasonably may request; viii) Seller will execute and deliver to Buyer both of the Intellectual Property License Agreements substantially in the form attached hereto as Exhibit 2.6.[E] (the “License Agreements”) (and, if any patents are being assigned to Buyer at the Closing, any patent assignment documents reasonably required by Buyer), and ix) Buyer will deliver to Seller the Purchase Price specified in Section 2.2 above.

2.7.          Allocation of Purchase Price. At the Closing, Buyer shall deliver an allocation of the Purchase Price which shall be mutually agreed to and attached as Exhibit 2.7 and shall be binding upon Buyer and Seller for all federal and state income tax purposes such that Buyer and Seller shall each file their federal and state income tax returns on the basis of such allocation and neither Buyer nor Seller shall take a tax position inconsistent with such allocation.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER.

[A]           The Buyer specifically acknowledges and agrees to the following with respect to the representations and warranties of the Seller: The Buyer has conducted its own due diligence investigations of the Acquired Assets or has waived its right to conduct such due diligence.

[B]           Except as provided in Section 10, the Buyer will not have any recourse against the Seller or against any of the officers or directors of the Seller in the event any of the representations and warranties made herein or deemed made are untrue as at any time of expression thereof; and the only remedy for a breach of such representations and warranties shall be the Buyer’s option, under certain circumstances, not to close in accordance with and subject to the limitations in Sections 7.1 and 8.2 hereof.

[C]           If information provided in any section of the Disclosure Letter attached hereto and made a part hereof is applicable to any other sections of the Disclosure Letter, then such information shall be deemed to have been provided with respect to all such sections.

Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Letter. The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1.	[intentionally deleted]

3.2.          Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

3.3.          Authorization of Transaction. Subject to the entry of an Order of the Bankruptcy Court, in form and substance acceptable by the Buyer, approving the sale of the Acquired Assets, Seller has full power and authority (including full corporate power and authority) to execute and deliver the Transaction Documents and to perform its obligations thereunder. Without limiting the generality of the foregoing, subject to the entry of the Order, the board of directors of Seller has duly authorized the execution, delivery, and performance of each of the Transaction Documents by Seller. Subject to the entry of the Order, each of the Transaction Documents constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with the terms and conditions of such agreement.

3.4          Noncontravention. Subject to the entry of the Order, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or other third party is necessary for the consummation by Seller of the transactions contemplated by this Agreement and the License Agreements. Subject to the entry of the Order, neither the execution and the delivery of this Agreement or the License Agreements, nor the consummation of the transactions contemplated hereby and thereby, will x) violate any Legal Requirement to which Seller is subject or any provision of the certificate of incorporation or bylaws of Seller, or xi) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

3.5.	Title to Properties; Encumbrances; Sufficiency of Assets.

[A]          As of the Closing, Seller shall transfer to Buyer [i] via a general warranty deed good and valid record and marketable title to the Real Property, free and clear of any and all Liens, pursuant to 11 U.S.C. § 363 provided that the Real Property may be subject to the Permitted Encumbrances, and [ii] via a bill of sale good and valid marketable title to all of the Acquired Assets, other than the Real Property, free and clear of any and all Liens, pursuant to 11 U.S.C. § 363. Neither Predictive Diagnostics, Inc., an affiliate of Seller, nor any other Affiliate of Seller, has any interest or right to any of the Acquired Assets.

[B]           The Acquired Assets [i] constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary and sufficient to operate the Business in the manner operated by Seller pre-Petition, and [ii] include all of the operating assets of Seller related to the Business on a pre-Petition basis.

[C]           The Facility and other buildings, plants, and structures that are part of the Acquired Assets are structurally sound and are in good operating condition and repair (normal wear and tear excepted), and are adequate for the Business as previously conducted by Seller and the Facility and other buildings, plants, and structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Equipment is in good operating condition and repair, normal wear and tear excepted, and none of the Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in cost.

[D]           The Intellectual Property Rights constitute all of the intellectual property necessary and sufficient to operate the Business in the manner operated by Seller on a pre-Petition basis.

3.6.          No Accounts Receivable. Seller has no accounts receivable relating to the Business.

3.7.          Books and Records. The books of account and other financial records, information and data of Seller and its subsidiaries related to the Facility, all of which have been made available to Buyer, are correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.8.	Compliance with Legal Requirements; Permits.

[A]          Except as set forth in Section 3.8.[A] of the Disclosure Letter: (1) Seller is and has been in compliance in all material respects with each Legal Requirement and Permit applicable to it or to the conduct of the Business or the ownership or use of any of the Acquired Assets; (2) no event has occurred or circumstance exists that (with or without notice or lapse of time) (x) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or Permit related to the Business or the Acquired Assets in any material respect or (y) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (3) Seller has not received any notice or other communication from any Governmental Entity or any other Person regarding (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or Permit related to the Business or the Acquired Assets, or (y) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

[B]           Section 3.8.[B] of the Disclosure Letter sets forth all of the material Permits necessary to permit Seller to lawfully conduct and operate the Business and to permit Seller to use the Acquired Assets in the manner in which they were used immediately prior to the filing of the Petition. All such Permits are currently in full force and effect. All applications required to have been filed for the renewal of the Permits listed or required to be listed in Section 3.8.[B] of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities.

3.9.	Legal Proceedings; Orders.

[A]          Except for the Bankruptcy Case and as set forth in Section 3.9[A] of the Disclosure Letter, there is no pending or Threatened Proceeding: (4) that has been commenced by or against Seller related to the Business or the Acquired Assets; or (5) that challenges, or may have the effect of preventing, delaying, making illegal or interfering with any of the transactions contemplated by this Agreement.

[B]           Except for the Bankruptcy Case, as it relates to the Business: (6) there is no Order to which Seller, the Business or any of the Acquired Assets are subject; (7) no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business; (8) Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Order related to the Business or the Acquired Assets to which it, or any of the Acquired Assets, is or has been subject; and (9) Seller has not received at any time any notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order related to the Business or the Acquired Assets to which Seller, or any of the Acquired Assets, is or has been subject.

3.10.	Taxes.

[A]          Except as set forth in Section 3.11[A] of the Disclosure Letter, Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation by that jurisdiction. There are no security interests on any of the Acquired Assets that arose in connection with the failure (or alleged failure) to pay any Tax.

[B]          Except as set forth in Section 3.10[B] of the Disclosure Letter, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

3.11.	Employees.

[A]          Except as set forth in Section 3.11[A] of the Disclosure Letter, to the Knowledge of Seller, no officer, director, agent, employee, consultant or contractor of Seller is bound by any contract, agreement or understanding that purports to limit the ability of such officer, director, agent, employee, consultant or contractor (10) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business for Buyer or (11) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any contract, agreement or understanding that in any way adversely affected, affects or will affect the ability of Seller or Buyer to conduct the Business as carried on by Seller prior to the filing of the Petition.

[B]           Except as set forth in Section 3.11[B] of the Disclosure Letter, to the knowledge of Seller, no employees of Seller are owed any wages, as defined by Kentucky Revised Statute 376.150 et seq.

3.12.        Labor Disputes; Compliance. As it relates to the Business and the Acquired Assets:

[A]          Except as set forth in Section 3.12[A] of the Disclosure Letter, Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar taxes and occupational safety and health and is not liable for the payment of any taxes, fines, penalties or other amounts, however designated, for failure to comply with, or a breach of, any of the foregoing Legal Requirements.

[B]           Except as set forth in Section 3.12[B] of the Disclosure Letter, Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract. There is not pending or to the Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity, and there is no organizational activity or other labor dispute against or affecting Seller or the Facility.

3.13.	Intellectual Property Rights.

[A]          Section 3.13.[A] of the Disclosure Letter contains a complete and accurate list of all the intellectual property rights of Seller related to or otherwise used or useful in the operation of the Business as conducted by Seller on a pre-Petition basis. Seller has delivered to Buyer accurate and complete copies of all registration, applications for registration, contracts, agreements, licenses or understandings relating to the Intellectual Property Rights. There are no outstanding and, to Seller’s Knowledge, no Threatened Proceedings, disputes or disagreements with respect to any such registration, applications for registration, contract, agreement, license or understanding.

[B]           Seller is the owner or licensee of all right, title and interest in and to such Intellectual Property Rights, free and clear of any and all Liens, and has the right to use without payment to a third party all of such Intellectual Property Rights.

[C]           The Intellectual Property Rights (12) are currently in compliance in all material respects with all Legal Requirements, (13) are valid and enforceable, (14) do not infringe upon any intellectual property or other proprietary right of any other Person, and (15) to Seller’s Knowledge, has not been challenged or Threatened in any way and are not currently being infringed upon by any other Person. None of the products manufactured or sold as part of the Business, nor any process or know-how used in the Business, infringes or is alleged to infringe upon any intellectual property or other proprietary right of any other Person.

[D]           Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets used or useful in the Business and has an absolute right to use such trade secrets. Such trade secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person or to the detriment of Seller. To Seller’s Knowledge, no such trade secret is subject to any adverse claim or has been challenged or Threatened in any way or infringes any intellectual, property or other proprietary right of any other Person.

[E]           At the Closing, Seller and Buyer will each execute and deliver the License Agreements attached hereto as Exhibit 2.5[E]. It is imperative to the Parties that the License Agreements and the licenses granted thereunder be binding upon any purchaser of the underlying patents, the Debtor, the Debtor in Possession, the Estate and any trustee appointed to administer the Estate. Accordingly, the Seller agrees to require that any purchaser of the patents being licensed pursuant to the License Agreements execute and deliver each of the License Agreements as a party thereto.

3.14.	No Contracts.

Except as set forth in Section 3.14 of the Disclosure Letter, there are no contracts, agreements, leases, licenses, understandings and arrangements related to the Business. There are not any written warranties, guaranties and/or other similar undertakings with respect to contractual performance by Seller related to the Business or the Acquired Assets.

3.15.	Insurance.

[A]          Section 3.15.[A] of the Disclosure Letter lists all insurance policies of Seller relating to the Business, the Acquired Assets and employees of Seller engaged in the Business prior to the Closing Date. All such insurance policies (16) are outstanding and enforceable, (17) are issued by one or more financially sound and reputable insurers, (18) taken together, provide adequate insurance coverage for the Acquired Assets and the operations of the Business, and (19) are sufficient for compliance with all Legal Requirements and any Contract to which Seller is a party. Seller has paid all premiums due, and has otherwise performed all of its obligations, under each such insurance policy, and Seller has given notice to the applicable insurer of all claims that may be insured thereby.

[B]           Except as set forth in Section 3.15[B] of the Disclosure Letter, Seller has not received (20) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (21) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

3.16.        Related Party Transactions. No member of the immediate family of any officer or director of Seller is directly or indirectly interested in any Contract relating to the Business.

3.17.        Financial Statements. Seller has delivered to Buyer an unaudited schedule of cash operating cost as it relates to the Facility for calendar year 2005 (the “Cost Schedule”). Seller prepared the Cost Schedule in good faith and, to Seller’s Knowledge, the Cost Schedule is accurate in all material respects.

3.18.        Absence of Undisclosed Liens. The sale contemplated herein shall be free and clear of all Liens, except Permitted Encumbrances, pursuant to 11 U.S.C. § 363.

3.19.        Environmental Matters. Seller has not received written notice from any Governmental Entity, nor does Seller have any Knowledge that it or the Acquired Assets is not in compliance in all material respects with all Permits and with all Environmental, Health and Safety Requirements and with all other applicable federal, state and local laws and regulations in effect on the date hereof relating to pollution or the environment, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and all other laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of any “hazardous substance,” “solid waste” or “hazardous waste,” as defined therein, as well as relating to any other regulated substance or material, pollutant, contaminant, petroleum and petroleum products, natural gas or synthetic gas, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C. § 3011 et seq., and the regulations promulgated thereto and “hazardous chemicals”, as defined in 29 C.F.R. Part 1910 or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, transport or handling of such material (such laws and regulations being hereinafter referred to as “Environmental Laws”). To Seller’s Knowledge, Seller is not in violation of and has never been charged with, convicted of investigated for any violation, or is in violation of any Environmental Laws by any Governmental Entity with respect to the Acquired Assets or the Business. There are no known Environmental, Health and Safety Liabilities and no known environmental condition exists on any portion of the Acquired Assets that would likely give rise to any Environmental, Health and Safety Liabilities or a material claim that Seller is in violation of any Environmental Laws.

3.20.        Subsidiaries. Seller has no subsidiaries or other affiliates which own, use or control any of the Acquired Assets, except the Intellectual Property Rights.

3.21.        Business. Prior to the filing of the Petition, Seller’s business at the Facility and on the Real Property included the contract manufacturing of plant made proteins for third parties not affiliated with Seller, including, without limitation, the extraction, production and processing of plant made proteins.

3.22.        Disclosure. No representation or warranty of Seller in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer hereunder contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Promptly after becoming aware of the same, Seller shall supplement or amend the Disclosure Letter with respect to any matter hereafter arising which, if existing, occurring or known by them at the date of this Agreement would have been required to be set forth or described in the Disclosure Letter and shall provide prompt written notice to Buyer regarding the same.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1.           Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky.

4.2.           Authorization of Transaction. Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

4.3.          Noncontravention. Subject to the entry of the Order, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Subject to the entry of the Order neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will xii) violate any Legal Requirement to which Buyer is subject or any provision of its articles of incorporation or bylaws or xiii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

4.4.          Overbid Procedures. Buyer acknowledges that the sale of Acquired Assets pursuant to this Agreement is subject to overbids and an auction at the hearing to be conducted by the Bankruptcy Court and the Sale Procedures approved by the Bankruptcy Court.

5.             PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the date hereof and the Closing.

5.1.          General.  Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

5.2.          Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Entities as required by applicable Legal Requirements.

5.3.          Operation of Business. Seller shall, from the date hereof through and until the Closing, use commercially reasonable efforts to maintain and preserve the pre-Petition condition, value and goodwill of the Acquired Assets and the Business. Seller shall not operate the Business or use the Acquired Assets without Buyer’s prior written approval.

5.4.          Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times to the Facility and the Acquired Assets, as well as to all books, records (including tax records), contracts, and documents of or pertaining to the Business or the Acquired Assets. Seller will promptly furnish Buyer with such financial and operating data and other information with respect to the Business and the Acquired Assets as Buyer may from time to time reasonably request.

5.5.          Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties. No disclosure by any Party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation or breach of warranty.

5.6.          Matters Related to the Bankruptcy Case. Without Buyer’s permission or unless authorized by the Bankruptcy Court, Seller will not sell, assign, mortgage or encumber any of the Acquired Assets, incur any indebtedness, or enter into or reject executory contracts or leases of real property or of personal property related to the Acquired Assets. Seller will not object to, settle, dismiss, or compromise any claim related to the Business or the Acquired Assets without Buyer’s written consent and if Buyer directs Seller to file an objection to any claim or to dispute the amount of any claim, Seller will be obligated to do so and will file such objection in Seller’s name.

6.	ADDITIONAL COVENANTS.

6.1.         Submission for Court Approval. As promptly as practicable after the date hereof, Seller and Buyer shall jointly prepare and Seller shall submit xiv) this Agreement and xv) a motion to approve this Agreement, subject to the applicable overbid procedures, and the Order granting such motion. Buyer shall cooperate with Seller in obtaining the Order, and Seller shall use its reasonable best efforts to obtain the Order and shall deliver to Buyer copies of pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed with the Bankruptcy Court relating to the process of the confirmation of the plan of reorganization.

6.2.          Adequate Assurances. Buyer covenants and agrees to cooperate with Seller in connection with the furnishing information pertaining to the satisfaction of the requirement of adequate assurances of future performances as required under § 365(f)(2)(B) of the Bankruptcy Code.

6.3.          No Employees. Seller has already terminated or will terminate prior to the Closing all of the employees previously involved in the Business. Buyer shall not be obligated to hire any of Seller’s former employees and, if such offers are made, nothing herein shall obligate Buyer to employ any of Seller’s employees for any particular length of time following the Closing.

6.4.          Further Assurances. Subject to the terms and conditions of this Agreement and to any order of the Bankruptcy Court or any applicable provision of the Bankruptcy Code, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the sale of the Acquired Assets in accordance with this Agreement, including using commercially reasonable efforts to ensure timely satisfaction of the conditions precedent to each party’s obligations hereunder. Neither Seller, on the one hand, nor Buyer, on the other hand, shall, without the prior written consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, Seller shall, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer Seller’s title to the Acquired Assets. From time to time after the date hereof, Buyer shall, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the sale of the Acquired Assets in accordance with this Agreement. Neither the foregoing nor any other provision of this Agreement shall in any way impact or alter, or impose any standard of review upon, or be deemed to do any of the same, with respect to any determination or decision to be made by Buyer in its sole discretion with respect to the conditions set forth in Section 7.1 hereof as expressly set forth therein.

6.5.          Transfer Taxes. All excise, sales, use, transfer, value added, registration, stamp, recording, documentary, conveyance, franchise, property, transfer, gains and similar taxes, levies, charges and recording, filing and other fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, if any, shall be paid by Seller. Seller shall, at its own expense, timely pay and file all necessary tax returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Legal Requirements, Buyer shall join in the execution of any tax returns and other documentation at Seller’s request.

6.6.          Due Diligence Responses. Seller shall promptly respond in writing to the due diligence requests or inquiries made in writing by Buyer or its representatives.

6.7.          Business Monitoring. On and after the date hereof until the Closing, Seller shall permit Buyer to have at least one representative on site at the Facility. Such representative shall be permitted to inspect the premises and monitor the operations of the Business. Seller shall cooperate in good faith with Buyer and use its reasonable efforts to prevent the occurrence of any acts which could be adverse to Buyer’s operation of the Business after the Closing.

6.8.	Non-competition.

[A]          Except to the extent of the rights retained by Seller as the “Licensor” pursuant to Section 2.3 of the Biomanufacturing License Agreement annexed hereto as Exhibit 2.6 (which is incorporated herein by reference), from the Closing Date through the date which is seven (7) years from the Closing Date, Seller and its successors and assigns and each of their Affiliates shall not, without the prior written consent of Buyer, engage directly or indirectly in a Competitive Business Activity (as defined below) anywhere in the world. The term “Competitive Business Activity” shall mean (i) engaging in, controlling or managing the contract manufacturing business described by and within the scope of the exclusive license granted to Buyer or Licensee pursuant to Section 2.2 of the Biomanufacturing License Agreement; or (ii) acquiring or having a controlling ownership interest in any entity that directly competes with the contract manufacturing business described by and within the scope of the exclusive license granted to Buyer or Licensee pursuant to Section 2.2 of the Biomanufacturing License Agreement.

[B]           If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in subsection [A] above is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Acquired Assets and to prevent any unfair advantage conferred on Seller.

[C]           If Seller breaches or threatens to breach any of the foregoing covenants, Buyer will be entitled to seek and receive injunctive relief in any court of competent jurisdiction, without the requirement of posting any bond, in addition to any other remedies that may be available to it under applicable Legal Requirements. The Parties agree that the foregoing restrictions are reasonable and necessary to protect and preserve the goodwill of the Business acquired by Buyer and preserve the confidentiality of information which the Parties agree should be maintained confidential.

[D]          Nothing herein shall prohibit Seller from engaging in the activities or business within the scope of rights retained by Seller as the “Licensor” under Section 2.3 of the Biomanufacturing License Agreement.

7.	CONDITIONS TO OBLIGATION TO CLOSE.

7.1.          Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

[A]          the Bankruptcy Court shall have approved and entered the Order in form and substance satisfactory to Buyer and no party shall have properly filed a Notice of Appeal and obtained an order staying the effect of the Order pending appeal; the Order and all orders related thereto shall have been entered in accordance with all applicable provisions of the Bankruptcy Code and Bankruptcy Rules after proper, timely, and adequate notice to all parties entitled to notice pursuant to all applicable provisions of the Bankruptcy Code and Bankruptcy Rules unless otherwise directed by order of the Bankruptcy Court; the sale shall be under 11 U.S.C. § 363 and the Buyer shall be afforded all protections provided therein including but not limited to 11 U.S.C. § 363(m); the Order or the Findings of Fact and Conclusions of Law made by the Bankruptcy Court in connection therewith shall include (i) a finding that the Buyer is a good faith purchaser for purposes of the provisions of 11 U.S.C. § 363(m); (ii) a finding that there are no material duties remaining to be performed by Seller in relation to the Intellectual Property Rights to be acquired by Buyer and (iii) a conclusion that the licenses conveyed to Buyer pursuant to the License Agreements attached hereto as Exhibit 2.5(E) are non-executory contracts.

[B]          each of the consents identified required to be obtained by any Legal Requirement shall have been obtained from the Governmental Entities and other third parties, as applicable, on terms and conditions satisfactory to Buyer in its sole discretion, and shall be in full force and effect;

[C]           Buyer shall have received and approved a survey of the Real Property (with such survey to be obtained at Buyer’s expense) and said survey shall disclose (1) that there are no gaps contained within the Real Property and (2) that there are no unrecorded easements, discrepancies, or conflicts in boundary lines, shortages in areas or encroachments. Buyer shall have received and approved all environmental reports (with such reports to be obtained at Buyer’s expense) it deems necessary to evaluate the Real Property in a form and substance satisfactory to it in its sole discretion;

[D]           there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

[E]           Buyer shall have obtained financing of the Purchase Price which is acceptable to Buyer in its sole discretion;

[F]           Buyer shall have obtained the approval of its board of managers and of its sole member, Owensboro Medical Health System, Inc.;

[G]           on or before the Closing Date, there shall not have occurred since January 20, 2006, any material adverse change in the Acquired Assets or in the condition of Seller (financial or otherwise), nor any destruction or significant change to any of the Acquired Assets, whether or not insured (Seller shall be obligated to give Buyer notice of any of the same as soon as possible after the occurrence thereof);

[H]           the representations and warranties of Seller set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

[I]             Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

[J]            Seller shall have delivered to Buyer (3) all closing deliverables required of Seller under this Agreement, and (4) a certificate to the effect that each of the conditions specified above in Sections 7.1 [B], [D], [G], [H] and [I] is satisfied in all respects.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2.          CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

[A]          the Bankruptcy Court shall have approved this Agreement and entered the Order as described in Section 7.1[A] above and no party has properly filed a Notice of Appeal and obtained an order staying the effect of the Order pending appeal;

[B]           there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

[C]           the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

[D]          Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

[E]           Buyer shall have delivered to Seller (5) all closing deliverables required of Buyer under this Agreement, and (6) a certificate to the effect that each of the conditions specified above in Section 7.2.[B]-[D] is satisfied in all respects;

Seller may waive any condition specified in this Section 7.2 if Seller executes a writing so stating at or prior to the Closing.

8.	TERMINATION.

8.1.	Permitted Termination.

[A]          This Agreement may, prior to or at the Closing, be terminated by mutual written consent of Seller and Buyer.

[B]           If the conditions set forth in Section 7.1 have not been met on or prior to the Closing, Buyer may terminate this Agreement by written notice to Seller.

[C]           If the conditions set forth in Section 7.2 have not been met on or prior to the Closing, Seller may terminate this Agreement by written notice to Buyer.

8.2.          Termination Upon Default. If the conditions set forth in Sections 7.1.[G], [H] and [I] are not met on or before the Closing, Buyer may terminate this Agreement by written notice to Seller and Seller shall pay to Buyer as allowed administrative expense claims pursuant to § 503 of the Bankruptcy Code Buyer’s actual out-of-pocket expenses (including without limitation, reasonable attorneys’ fees and expenses) incurred in connection with this Agreement, as determined by the Bankruptcy Court upon properly noticed motion by Buyer.

8.3.	Post-Petition Loan.

[A]          If the Closing does not occur, the sum of all Advances in excess of $50,000, shall constitute a post-petition loan from Buyer to Seller pursuant to 11 U.S.C. § 364(c), which shall (7) bear interest at the rate of 10% per annum until paid, (8) be payable in full from and upon the sale of the Acquired Assets to a party other than Buyer, and (9) be secured by a security interest and lien on the Acquired Assets which shall be senior in priority to all other liens, mortgages, security interests and encumbrances other than such liens, mortgages, security interests and encumbrances that are valid, enforceable and perfected on the Filing Date (the “Post-Petition Loan”). To the extent the value of the Acquired Assets are insufficient to satisfy in full the repayment of the Post-Petition Loan, the Buyer shall be entitled to an administrative expense under 11 U.S.C. § 503(b) in an amount equal to the unsecured portion of the Post-Petition Loan, which shall have priority over any and all administrative expenses of the kind specified in 11 U.S.C. § 503(b) or 11 U.S.C. § 507(b).

[B]           With respect to the security interest and lien granted pursuant to this Section 8.3, the Order of the Bankruptcy Court approving the LOI shall be sufficient and conclusive evidence of the priority perfection and validity of the security interests and/or liens granted herein or therein without the necessity of filing, recording or serving any financing statements, mortgages or other documents which may otherwise be required under federal or state law in any jurisdiction, or the taking of any other action to validate or perfect such security interests and/or liens granted to Buyer.

9.             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF AGREEMENTS AND COVENANTS. Except for those representations and warranties with respect to which written notice of a breach has been given prior to their expiration, the representations and warranties of the Parties contained in this Agreement shall terminate at the earlier of (i) the termination of this Agreement in accordance with Article 8 hereof or (ii) the final approval of the Seller’s plan of reorganization by the Bankruptcy Court. The agreements or covenants contained in this Agreement (or any schedule or attachment hereto) that contemplate or provide for actions to be taken or obligations in effect after the Closing or termination of this Agreement, as the case may be, shall survive in accordance with their terms and to the extent so contemplated; all other covenants and agreements shall not survive the Closing.

10.	INDEMNIFICATION.

10.1.        Indemnification by Seller. Subject to the limitations of Section 10.2, Seller shall indemnify and hold Buyer and its officers, directors and affiliates (the “Buyer Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively, “Losses”) incurred or suffered by the Buyer Indemnified Parties, or any of them, directly or indirectly, as a result of xvi) any material breach or inaccuracy of a representation or warranty of Seller contained in the Transaction Documents, xvii) Environmental, Health and Safety Liabilities, xviii) any failure by Seller to perform or comply with any covenant contained in the Transaction Documents, xix) any liability that Seller may have to any Person that may be asserted against any of the Buyer Indemnified Parties, xx) the ownership, operation and use, as applicable, of the Acquired Assets or the Business prior to the Closing, and xxi) any and all acts or omissions by Seller prior to the Closing.

10.2.	Certain Limitations on Section 10.1.

[A]          As to any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement which is discovered by Buyer during the period of time beginning on the date hereof and ending on the Closing, Buyer’s only remedy pursuant to this Section 10 shall be to opt not to close in accordance with and subject to the limitations in Sections 7.1 and 8.2 hereof.

[B]          As to any Loss incurred by Buyer Indemnified Parties which is discovered by Buyer Indemnified Parties during the period of time between Closing and the effective date of Seller’s plan of reorganization as approved by the Bankruptcy Court, Buyer Indemnified Parties shall have the indemnity rights set forth in Section 10.1 above and shall have the right to move the Bankruptcy Court for allowance of such claim pursuant to 11 U.S.C. § 503(b)(1)(A). In the event no plan of reorganization is approved, the Buyer Indemnified Parties may move the Court for allowance of a claim for any loss discovered by the Buyer Indemnified Parties after Closing as an administrative expense to be paid according to the priorities established by the Bankruptcy Code.

[C]           Regardless of the foregoing clauses [A] and [B] , nothing in this Agreement shall limit the ability of Buyer Indemnified Parties to recover from Seller and its officers and directors for fraud or intentional misrepresentation.

10.3.        Indemnification by Buyer. Buyer shall indemnify and hold Seller and its officers, directors and affiliates (the “Seller Indemnified Parties”), harmless against all Losses incurred or suffered by the Seller Indemnified Parties, or any of them, directly or indirectly, as a result of xxii) any breach or inaccuracy of a representation or warranty of Buyer contained in the Transaction Documents, xxiii) any failure by Buyer to perform or comply with any covenant contained in the Transaction Documents, and xxiv) the ownership, operation and use, as applicable, of the Acquired Assets or the Business after the Closing.

10.4.        Certain Limitations on Section 10.3.

[A]          As to any Loss incurred by Seller Indemnified Parties which is discovered by Seller Indemnified Parties after the Closing, Seller Indemnified Parties shall have the indemnity rights set forth in Section 10.3 above.

[B]           Nothing in this Agreement shall limit the ability of Seller Indemnified Parties to recover from Buyer and its officers, managing members and directors or voting members for fraud or intentional misrepresentation.

11.	MISCELLANEOUS.

11.1.        Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

11.2.        No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

11.3.        Entire Agreement. This Agreement (including the exhibits, schedules and Disclosure Letter referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.4.        Successions and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns and any trustee appointed under the Bankruptcy Code. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign all or part of its rights and obligations with respect to the Acquired Assets to one or more of its Affiliates.

11.5.        Risk of Loss. Seller shall bear all risk of loss with respect to the Acquired Assets prior to the Closing Date. Seller agrees to continue to carry or cause to be carried to the Closing Date the insurance coverage which is presently carried relating to the Acquired Assets as set forth on Section 3.15 of the Disclosure Letter.

11.6.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile will be deemed to be their original signatures for any purpose whatsoever.

11.7.        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8.        Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	If to Buyer:

Large Scale Biology Corporation	Kentucky BioProcessing, Inc.
3333 Vaca Valley Parkway	811 E. Parrish Avenue
Vacaville, CA 95688	Owensboro, Kentucky 42303
Attn: Robert Erwin, Chairman of the Board	Attn: Jeffrey Barber, President and CEO
Facsimile: (707) 469-3917	Facsimile: (270) 688-2124

Copy to:	Copy to:

Sweeney Lev, LLC	Wyatt, Tarrant & Combs, LLP
460 Bloomfield Avenue, Suite 200	500 West Jefferson Street
Montclair, NJ 07042	Louisville, Kentucky 40202-2898
Attn: Gerald B. Sweeney	Attn: Franklin K. Jelsma, Esq.
Facsimile: 973-509-1074	Facsimile: (502) 589-0309

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above, using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.9.        Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Kentucky without giving effect (to the extent permitted by law) to any choice or conflict of law provision or rule (whether of the Commonwealth of Kentucky or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Kentucky. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any other Transaction Document may only be brought in a court sitting in the Commonwealth of Kentucky, County of Daviess, City of Owensboro or if it has or can acquire jurisdiction, the United States District Court for the Western District of Kentucky, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on a Party anywhere in the world.

11.10.      Amendments and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.11.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12.       Expenses. Except as provided in Section 8.2, each of Buyer and Seller, will bear its own costs and expenses (including fees and expenses of attorneys, accountants, finders, financial advisors and other professionals) incurred in connection with this Agreement and the transactions contemplated hereby.

11.13.       Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

11.14.       Time of Essence. Time is of essence to the performance of each and every material obligation of the Parties under this Agreement.

11.15.       Incorporation of Exhibits and Schedules. The Disclosure Letter and the exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.16       No Other Representations. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 AS MODIFIED BY THE DISCLOSURE SCHEDULES, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS, THE FACILITY OR THE BUSINESS.

[END OF TEXT; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

“Buyer”

KENTUCKY BIOPROCESSING, LLC

By:	/s/ Jeffrey Barber
Jeffrey Barber, President

“Seller”

LARGE SCALE BIOLOGY CORPORATION

By:	/s/ Robert L. Erwin
Name:	Robert L. Erwin
Title:	Chairman of the Board

LARGE SCALE BIOPROCESSING, INC.

By:	/s/ Robert L. Erwin
Name:	Robert L. Erwin
Title:	Chairman of the Board

GUARANTY

By signing below, Owensboro Medical Health System, Inc., a Kentucky non-profit corporation, hereby guarantees the payment obligations of Kentucky BioProcessing, LLC under the Asset Purchase Agreement set forth above and, as the sole member of Buyer, confirms its approval of the Asset Purchase Agreement.

OWENSBORO MEDICAL HEALTH SYSTEM, INC.

By:	/s/ Jeffrey Barber
Jeffrey Barber, President and CEO

Date: February 24, 2006